Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Herbalife Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-173876, 333-166513, 333-149922, 333-129885, 333-122871, and 333-116335) on Form S-8 of Herbalife Ltd. of our reports dated February 21, 2012, with respect to the consolidated balance sheets of Herbalife Ltd. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Herbalife Ltd.

As discussed in Note 2 to the consolidated financial statements, during 2011, the Company changed its method of accounting for excess tax benefits recognized as a result of the exercise of employee stock options, stock appreciation rights, and other share-based equity grants, from the tax-law ordering method to the with-and-without method.

/s/ KPMG LLP

Los Angeles, California

February 21, 2012